Exhibit 99.1

Dehaier Medical Wins Three Year Procurement Agreement from Major Ukrainian Medical Equipment Manufacturer

BEIJING, Sept. 21, 2012 /PRNewswire-FirstCall/ — Dehaier Medical Systems Ltd. (NASDAQ: DHRM) ("Dehaier"), an emerging leader in the development, assembly, marketing and sale of medical devices and homecare medical products in China, today announced that it has won a 3-year procurement agreement for Dehaier's proprietary air compressors and customized trolleys from a major medical equipment manufacturer in Ukraine.

During the three-year term of the agreement, the purchaser will procure Dehaier's proprietary air compressors, customized trolleys and accessories, which will be used in hospital intensive care units, emergency rooms, operation rooms, respiratory departments and anesthesiology departments. The purchaser plans to distribute Dehaier products in Ukraine and other European markets through its sales network.

"Since early 2012, Dehaier has made considerable progress in exploring Europe market, mainly due to the grant of CE certification for our air compressor product," noted Ms. Rayna Dong, Director of Dehaier's International Marketing. "By actively partnering with distributors, exploring OEM opportunities and attending leading medical equipment exhibitions, we have begun to see the gradual increase of Dehaier's brand recognition and awareness in Europe.  Dehaier's reputation as a reliable vendor that produces a full line of high quality medical equipment products at reasonable prices enables us to deliver comprehensive, customized solutions to our customers who have to satisfy diverse consumer demands for health care."

About Dehaier Medical Systems Ltd.

Dehaier is an emerging leader in the development, assembly, marketing and sale of medical products, including respiratory and oxygen homecare medical products. The company develops and assembles its own branded medical devices and homecare medical products from third-party components. The company also distributes products designed and manufactured by other companies, including medical devices from IMD (Italy), Welch Allyn (USA), HEYER (Germany), Timesco (UK), eVent Medical (US) and JMS (Japan). Dehaier's technology is based on six patents, nine software copyrights and proprietary technology. More information may be found at http://www.dehaier.com.cn

Forward-looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, government approvals or performance, and underlying assumptions and other statements that are other than statements of historical facts, including in particular any implications regarding the procurement agreement from Ukrainian manufacturer. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, future developments in payment for and demand for medical equipment and services, implementation of and performance under the joint venture agreement by all parties, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Us

Dehaier Medical Systems Limited  Surie Liu  +86 10-5166-0080  lius@dehaier.com.cn

Dehaier Medical Systems Limited  Tina He  +86 10-5166-0080  hexw@dehaier.com.cn